EXHIBIT 99.1
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FOR IMMEDIATE RELEASE                          Contact:          Jim Hartman
---------------------                                            MedAmicus, Inc.
                                                                 (763) 577-2212


April 25, 2001


              MEDAMICUS ANNOUNCES SALE OF GYNECOLOGY BUSINESS UNIT

                      COMPANY SELLS ASSETS FOR $4.7 MILLION

         MINNEAPOLIS--MedAmicus, Inc. (Nasdaq: MEDM) today announced the sale of the assets of its Gynecology business unit to CooperSurgical, Inc. for $4.7 million. CooperSurgical is a unit of The Cooper Companies, Inc. (NYSE: COO) and is a leading marketer of medical products to the gynecology office.

         The MedAmicus Gynecology Division's flagship product is the LuMax(TM) Fiber Optic Cystometry System, consisting of a monitor and catheters, designed to conduct office based incontinence diagnostic studies. Under the terms of the agreement, CooperSurgical will assume immediate responsibility for sales and marketing of the product line, while MedAmicus will continue to manufacture for CooperSurgical under a supply agreement until an orderly transition of manufacturing responsibilities can be made, tentatively by December 31, 2001.

         "While we still have a great deal of enthusiasm for the LuMax System and the large market it addresses, we came to the conclusion that for this product line to be truly successful, it needed greater sales and marketing strength than we could provide," said James D. Hartman, president and CEO of MedAmicus. "CooperSurgical is one of the leading marketers of gynecology products in the U.S., and can provide those resources."

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MEDAMICUS ANNOUNCES SALE OF GYNECOLOGY BUSINESS UNIT...PAGE 2

         "We have significant opportunities available in our Percutaneous Delivery Solutions (PDS) business unit, including safety needles and Left Ventricle Lead Delivery Systems," Hartman continued. "We determined that the resources committed to the Gynecology business could be better applied to expanding our capabilities and resources in support of the growth of the PDS business."

         "As a result of the transaction, we will report a gain on the sale of approximately $3,000,000, or $.67 a share," Hartman concluded. "For income tax purposes, the gain will be offset against our net operating loss carry-forward that currently stands at around $5,500,000. We will use a portion of the proceeds to retire the outstanding balance on our line of credit of approximately $1.4 million, and thus reduce our interest expense."

         The Gynecology Division reported sales for the year ended December 31, 2000, of $3,580,000, with a loss of $2,110,000 after absorbing $682,000 of general and administrative and interest allocations. MedAmicus total company sales for the year ended December 31, 2000, were $10,978,000 with net income of $162,000.

         For the first quarter of 2001, the Gynecology Division had sales of $835,000, and a loss of $250,000 after absorbing $221,000 of allocated general and administrative and interest costs. Total company sales for the first quarter were $3,240,000 and net income was $450,000.

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MEDAMICUS ANNOUNCES SALE OF GYNECOLOGY BUSINESS UNIT...PAGE 3

         MedAmicus, Inc., based in Plymouth, Minnesota, is a medical products company engaged in the design, development, manufacture and marketing of medical products for the cardiology market. Its Percutaneous Delivery Solutions business markets venous vessel introducers for use in the implantation of pacemakers, defibrillators, infusion ports and dialysis catheters through value-added relationships with Medtronic, Inc. (NYSE: MDT) and other medical device companies. MedAmicus is traded on the Nasdaq Stock Market under the symbol MEDM.

         This press release contains forward-looking statements that involve risks and uncertainties. Certain important factors could cause MedAmicus' actual results to differ materially from those anticipated by some statements made herein. Among the factors that could cause results to differ materially are those discussed in our Annual Report on Form 10-KSB and other recent filings with the Securities and Exchange Commission. These risks and uncertainties include, without limitation, attracting and retaining key personnel, lack of market acceptance of the Company's products, introduction of competitive products, bringing products to market on a timely basis, concentration of sales in one customer, the availability of third party reimbursement, changes in government regulations, protecting the Company's intellectual property rights and, exposure to products liability claims.


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